Exhibit 99.1

                MOSAIC REPORTS FISCAL 2007 FIRST QUARTER RESULTS

    HIGHLIGHTS

    -- Earnings for the first quarter ended August 31, 2006, were $109.0 million, or $0.25 per diluted share ("per share"). This compares to reported net earnings of $76.1 million or $0.18 per share, for last year's first quarter.

    -- The first quarter results included a tax benefit of $39.0 million, or $0.09 per share, related to a reduction in Canadian deferred tax liabilities as a result of a reduction in future Canadian federal corporate tax rates and the elimination of a Canadian corporate surtax. In addition, the company realized a pretax benefit of $15.7 million, or $0.02 per share, from a favorable arbitration award.

    -- Net sales declined 8%, mainly due to lower volumes in Phosphates and Offshore. Mosaic's operating earnings declined from $192.0 million to $131.6 million primarily due to unrealized mark-to-market gains of $0.6 million in the first quarter of fiscal 2007 compared with $61.3 million a year ago.

    -- The Phosphates business had operating earnings of $82.9 million in the first quarter, compared with $106.9 million a year ago, resulting from a $30.1 million unfavorable year-over-year change in mark-to-market adjustments.

    -- The Potash business had operating earnings of $60.8 million in the first quarter compared with $98.5 million a year ago. The decline was primarily due to a 6% decline in potash prices and a $30.7 million unfavorable year-over-year change in mark-to-market adjustments. Potash results improved considerably during the quarter following the resumption of shipments to China in August.

    -- Both Phosphates and Potash volumes are expected to improve in the second quarter. Demand prospects in the domestic and several international markets look increasingly robust due to rising grain prices and falling energy costs.

    PLYMOUTH, Minn., Oct. 3 /PRNewswire-FirstCall/ -- The Mosaic Company (NYSE:
MOS) announced today net earnings of $109.0 million, or $0.25 per diluted share, for the quarter ended August 31, 2006. These results compare with net earnings of $76.1 million, or $0.18 per share, for the same period a year ago.

    Net sales in the first quarter were $1.29 billion, a decline of 8% compared with the same period a year ago. The decline in net sales was mainly the result of lower sales volumes for the Phosphates and Offshore business segments.

    Mosaic's gross margin for the fiscal 2007 first quarter was $196.3 million compared with $248.8 million for the same period a year ago. Gross margin included a mark-to-market gain on derivative contracts of $0.6 million in the fiscal 2007 first quarter compared with $61.3 million a year ago. The gross margin as a percent of sales was 15.2% for the fiscal 2007 first quarter, compared with 17.7% during the same quarter in fiscal 2006.

    "We are beginning to capture the benefits of our Phosphates restructuring as we continue our focus on execution. Operating earnings were about flat compared with a year ago, after excluding mark-to-market adjustments on derivative contracts, despite weak volume in both Potash and Phosphates for most of the quarter," said Fritz Corrigan, President and Chief Executive Officer of Mosaic. "Our first quarter closed on a strong note, especially for Potash."

    Selling, general, and administrative (SG&A) expenses were $65.7 million in the first quarter, compared to $57.0 million for the same period a year ago. The increase was primarily due to higher share based compensation expenses, as well as Sarbanes-Oxley compliance costs.

    Operating earnings were $131.6 million for the first quarter compared with $192.0 million a year ago. Most of this decline was the result of the change in mark-to-market derivative contracts noted above.

    Non-cash foreign currency transaction gains totaled $7.3 million for the first quarter compared with a loss of $39.0 million for the same period a year ago. This was mainly the result of the effect of a weaker Canadian dollar on large U.S. dollar-denominated intercompany receivables held by Mosaic's Canadian affiliates compared with a stronger Canadian dollar in the quarter a year ago.

    Other income was $18.5 million in the first quarter of fiscal 2007, primarily from a favorable award in an arbitration proceeding completed in the first quarter.

    Mosaic had a provision for income taxes of $7.4 million compared with $51.5 million in the same quarter a year ago. Included in the provision for income taxes was a $39.0 million benefit for the reduction of Canadian federal corporate tax rates and the elimination of the Canadian corporate surtax.

    Mosaic ended the quarter with $201.3 million in cash and cash equivalents. Net cash provided by operating activities was $137.1 million in the first quarter of fiscal 2007 compared to $81.2 million a year ago. Cash from operations less capital expenditures was $51.9 million in the first quarter of fiscal 2007 compared with a negative $9.5 million a year ago. Mosaic's total debt at the end of August 2006 was $2.6 billion, resulting in a debt-to-capital ratio of 41.9%.

    Potash

    Potash business segment's total sales volume of 1.7 million tonnes during the first quarter was 4% higher than last year's first quarter volumes. The average potash selling price, FOB plant, declined to $129 per tonne, down $8 per tonne from the historically high prices during the same period a year ago.

    Potash net sales of $290.1 million for the first quarter increased
8% compared with a year ago. The Potash business segment's gross margin declined to $69.4 million in the first quarter, or 23.9% of sales, compared with $107.1 million a year ago, or 40.0% of sales. This included an unrealized loss of $4.5 million resulting from mark-to-market adjustments on derivative contracts for the first quarter compared with a gain of $26.1 million in the period a year ago. Operating earnings were $60.8 million during the first quarter compared to $98.5 million for the same period last year. The year-over-year net change of $30.6 million in mark-to-market adjustments accounted for most of the decline in the gross margin and operating earnings.

    Phosphates

    The Phosphates business segment's fertilizer and feed shipments were
2.3 million tonnes for the first quarter, down 0.6 million tonnes compared with year ago levels. The average first quarter diammonium phosphate (DAP) price, FOB plant, increased by 5% compared with last year to $251 per tonne.

    Phosphates' net sales were $789.6 million for the first quarter, a decline of 8% compared with the first quarter last year. Phosphates' first quarter gross margin was $109.2 million or 13.8% of net sales, compared with $136.9 million, or 16.0% of net sales, for the same period a year ago. This included a $5.1 million gain from unrealized mark-to-market adjustments on derivative contracts for the first quarter compared with a gain of $35.2 million a year ago. Operating earnings were $82.9 million compared with $106.9 million for the same period a year ago. The year-over-year net change of $30.1 million in mark-to-market adjustments accounted for most of the decline in the gross margin and operating earnings.

    Offshore

    Mosaic's Offshore business segment's net sales were $303.9 million for the first quarter, a decline of 11% compared with last year. Offshore's first quarter operating loss was $3.6 million compared with a loss of $8.2 million for the same period last year. The improvement in Offshore results was mainly because of modestly better margins in Brazil, in part as a result of cost reduction actions.

    Nitrogen

    Mosaic's Nitrogen business segment's first quarter operating loss was $0.1 million compared with operating earnings of $0.3 million for the first quarter a year ago.

    Equity Earnings

    Total equity earnings in non-consolidated subsidiaries were $3.9 million for the quarter, a decline of $10.3 million compared with last year's results for the same period. Mosaic's equity earnings from its investment in Saskferco were $1.5 million for the first quarter compared with $5.5 million a year ago. Mosaic's equity earnings from Fosfertil were $0.8 million for the first quarter compared to $7.0 million last year due to a continuing weak agricultural economy in Brazil.

    Observations and Outlook

    "We remain focused on executing our key goals, including generating cash and paying down debt during fiscal 2007," Corrigan said. "Potash volumes were strong in August, following the resumption of sales to China, and we expect this trend to continue. In fact, with this increased demand we've recently implemented an increase to our North American potash prices. Phosphate export sales have been strong, especially to India, but domestic sales have been disappointing. Higher sales volumes will be crucial in order for us to reach the operating earnings improvement goal of $100 million for our Phosphates' business segment for fiscal 2007."

    For Phosphates, achieving fiscal 2007 sales volumes guidance of 9.5 to
9.9 million tonnes requires a strong fall fertilizer season and a recovery in sales volume through the balance of the fiscal year. Potash sales volumes for fiscal 2007 are anticipated to be between 7.7 and 8.1 million tonnes, unchanged from prior guidance.

    Mosaic anticipates capital spending ranging between $250 and $290 million during fiscal 2007 compared with $389.5 million in fiscal 2006. This reduced level of capital spending is primarily a result of the Phosphates restructuring which occurred in May 2006.

    About The Mosaic Company

    The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at http://www.mosaicco.com .

    Mosaic will conduct a conference call on Tuesday, October 3, 2006 to discuss fiscal 2007 first quarter earnings results. The call will begin at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) and will last no longer than 60 minutes.

     Conference Call Phone Number: (866) 314-4483
     Participant Passcode: 93046859

    A webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic's website at http://www.mosaicco.com/investors . This webcast will be available up to one year from the time of the earnings call.

    A replay of the audio call will be available through Tuesday, October 10, 2006. Please call (888) 286-8010 to access the replay and use passcode 41538091.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company's management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management's current estimates; realization of management's expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business, as well as other risks and uncertainties reported from time to time in The Mosaic Company's reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

                                           Consolidated Statements of Operations
                                         (in millions, except per share amounts)
The Mosaic Company                                     (unaudited)

                                                Three months ended                  Favorable/
                                                     August 31                     (Unfavorable)
                                           ----------------------------    ----------------------------
                                               2006            2005            Amount           %
                                           ------------    ------------    ------------    ------------
Net sales                                  $    1,288.6    $    1,403.6    $     (115.0)             (8)%
Cost of goods sold                              1,092.3         1,154.8           (62.5)             (5)%
  Gross margin                                    196.3           248.8           (52.5)            (21)%

Selling, general and
 administrative expenses                           65.7            57.0            (8.7)            (15)%
Restructuring and other charges
 (income)                                          (0.4)              -             0.4               -
Other operating (income)                           (0.6)           (0.2)            0.4             200%
Operating earnings                                131.6           192.0           (60.4)            (31)%

Interest expense                                   43.4            38.3            (5.1)            (13)%
Foreign currency transaction (gain)
 loss                                              (7.3)           39.0            46.3             119%
Other (income)                                    (18.5)           (0.9)           17.6            1956%

Earnings from consolidated companies
 before income taxes                              114.0           115.6            (1.6)             (1)%
Provision for income taxes                          7.4            51.5            44.1              86%

Earnings from consolidated companies              106.6            64.1            42.5              66%
Equity in net earnings of non-
 consolidated companies                             3.9            14.2           (10.3)            (73)%
Minority interests in net earnings
 of consolidated companies                         (1.5)           (2.2)            0.7              32%

Net earnings                               $      109.0    $       76.1    $       32.9              43%

Diluted net earnings per share             $       0.25    $       0.18

Diluted weighted average number of
 shares outstanding                               438.1           433.9

                                               Consolidated Financial Highlights
                                                           (dollars in millions)
The Mosaic Company                                                   (unaudited)


                                   Three months ended             Favorable/
                                        August 31               (Unfavorable)
                                 ----------------------    -----------------------
                                    2006         2005        Amount          %
                                 ---------    ---------    ---------     ---------
Net sales:
      Phosphates                 $   789.6    $   856.5    $   (66.9)           (8)%
      Potash                         290.1        267.7         22.4             8%
      Nitrogen                        21.1         24.2         (3.1)          (13)%
      Offshore                       303.9        340.0        (36.1)          (11)%
      Corporate/Other (a)           (116.1)       (84.8)       (31.3)           37%
                                 $ 1,288.6    $ 1,403.6    $  (115.0)           (8)%

Gross margin:
      Phosphates                 $   109.2    $   136.9    $   (27.7)          (20)%
      Potash                          69.4        107.1        (37.7)          (35)%
      Nitrogen                         2.1          1.5          0.6            40%
      Offshore                        13.3         12.2          1.1             9%
      Corporate/Other (a)              2.3         (8.9)        11.2          (126)%
                                 $   196.3    $   248.8    $   (52.5)          (21)%

Operating earnings (loss):
      Phosphates                 $    82.9    $   106.9    $   (24.0)          (22)%
      Potash                          60.8         98.5        (37.7)          (38)%
      Nitrogen                        (0.1)         0.3         (0.4)         (133)%
      Offshore                        (3.6)        (8.2)         4.6           (56)%
      Corporate/Other (a)             (8.4)        (5.5)        (2.9)           53%
                                 $   131.6    $   192.0    $   (60.4)          (31)%

(a)  Includes elimination of intercompany sales.

                                                                  Key Statistics
The Mosaic Company                                                   (unaudited)

                                               Three months ended         Favorable/
                                                   August 31            (Unfavorable)
                                             ---------------------   ---------------------
                                                2006        2005       Amount        %
                                             ---------   ---------   ---------   ---------
Sales volumes (000 metric tonnes) (a):

   Phosphates (b)                                2,295       2,936        (641)        (22)%
   Potash (c)                                    1,683       1,614          69           4%

Average price per metric tonne:

   DAP (d)                                   $     251   $     240   $      11           5%
   Potash (d)                                      129         137          (8)         (6)%
   Ammonia (e)                                     301         301           -           -
   Sulfur (long ton) (e)                            72          67           5           7%

Exchange rate at quarter-end
 of the Canadian Dollar                      $   1.109   $   1.191

(a)  Sales volumes include tonnes sold captively.

(b) Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes non-Mosaic tonnes sold by PhosChem.

(c) Potash volumes exclude tonnes mined under a long-term contract with Potash Corporation of Saskatchewan.

(d)  FOB plant/mine.

(e)  Delivered Tampa

The Mosaic Company                                                   (unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation

                                                     Three months ended
                                                          August 31
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------
                                                    (dollars in millions)
Net earnings                                     $      109.0   $       76.1
Interest expense, exclusive of
 amortization*                                           54.7           49.1
Income taxes                                              7.4           51.5
Depreciation, depletion &
 amortization                                            75.4           74.3
Amortization of debt refinancing and
 issuance costs                                           1.0            1.2
Amortization of fair market value
 adjustment of debt                                     (12.3)         (12.0)
Amortization of mark-to-market
 contracts                                               (3.8)          (4.5)

EBITDA                                                  231.4          235.7


* Interest expense in this table is exclusive of amortization of debt refinancing and issuance costs and amortization of fair market value adjustment of debt.

The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP"). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies' performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic's management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company                                                   (unaudited)

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation

                                             August 31       May 31
                                               2006           2006
                                           ------------   ------------
                                             (dollars       (dollars
                                           in billions)   in billions)
Numerator
Total debt                                 $        2.6   $        2.6

Denominator
Book value of equity                       $        3.6   $        3.5
Total debt                                          2.6            2.6
Capitalization                             $        6.2   $        6.1

Total debt to total capitalization                 41.9%          42.6%

SOURCE  The Mosaic Company
    -0-                             10/03/2006
    /CONTACT: media, Linda Thrasher, +1-763-577-2864, or investors, Douglas Hoadley, +1-763-577-2867, both of The Mosaic Company/
    /First Call Analyst: /
    /FCMN Contact: /
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    /Web site:  http://www.mosaicco.com
                http://www.mosaicco.com/investors /